Media Contact:  Steve Littlejohn
314.996.0981
slittlejohn@express-scripts.com

Express Scripts Settles New York Lawsuit

ST. LOUIS, July 29, 2008 – Express Scripts, Inc., announced today that it has settled a lawsuit by the State of New York relating to contracts that it and CIGNA had to provide pharmacy benefit management services for New York State employee health plan, called the Empire Plan. The plan serves New York state and local government employees, retirees and their dependents.

In the settlement, Express Scripts does not admit any of the assertions made by the State of New York in the lawsuit.  Express Scripts did not conduct brand-drug therapeutic interchange programs for the Empire Plan. The company also does not recommend switches to higher cost drugs and does not accept pharmaceutical manufacturer funding for such programs. Express Scripts’ business practices already comply with essentially all requirements of the settlement. Only minor adjustments in certain procedures will be needed due to the settlement.

Under the settlement, Express Scripts and CIGNA will jointly pay $27 million. Express Scripts had previously reserved funds sufficient to pay its share of the settlement. As a result, there will be no effect on the Company’s results for the second quarter of 2008 or any future period.  The contracts amounted to more than one billion dollars annually in drug spend at the time the lawsuit was filed.

The settlement contains a release of Express Scripts and CIGNA and provides for dismissal of all of the State’s claims in the lawsuit. The dismissal was “with prejudice,” thereby preventing the State from re-filing the claims at a later date. The settlement terms apply to the Empire Plan and any other pharmacy benefit plan with its principal place of business in the State of New York served by either CIGNA or Express Scripts. Express Scripts served the State through a contract with CIGNA, which in turn contracted directly with the State, pursuant to a New York law that required an insurer to be the contracting party.

Express Scripts, Inc., (Nasdaq:  ESRX) is one of the largest PBM companies in North America, providing PBM services to thousands of client groups, including managed-care organizations, insurance carriers, employers, third-party administrators, public sector, workers compensation, and union-sponsored benefit plans. Express Scripts is headquartered in St. Louis, Missouri. More information can be found at http://www.express-scripts.com.